Exhibit (a)(1)(vi)

Article to be posted to Amgen Inc. internal website on November 8, 2011

Information for Staff Who Want to Sell (Tender) Shares of Amgen Stock Under the Tender Offer

Yesterday, Amgen issued a press release announcing a plan to launch a tender offer to repurchase shares of Amgen stock and the launch of a senior notes offering.

Amgen will begin mailing tender offer documents to stockholders today. These documents contain tendering instructions and a complete explanation of the tender offer’s terms and conditions.

Instructions for staff who may wish to tender shares held under certain Amgen benefit plans are being mailed to participants in those plans.

For copies of both of these documents, please click the links below:

Offer to Purchase Document

Notice to Staff Re: Shares of Amgen Stock Held in Benefits Plans

Questions about the tender offer should be directed to Georgeson, the information agent for the tender offer, at 877-278-9672.

Communication to Participants in the Amgen Retirement and Savings Plan and the Retirement and Savings Plan for Amgen Manufacturing, Limited

TO:	Participants in the Amgen Retirement and Savings Plan (the “401(k) Plan”) and the Retirement and Savings Plan for Amgen Manufacturing, Limited (the “AML Plan” and collectively with the 401(k) Plan, the “Retirement Plan”)

FROM:	Amgen Inc.

RE:	Tendering of Amgen Common Stock Held in the Retirement Plan, your Merrill Lynch Limited Individual Investor Account (“LIIA”), or with Computershare

DATE:	November 8, 2011

On November 7, 2011, Amgen announced its plan to launch a modified Dutch auction tender offer to purchase up to $5 billion of its common stock, at a price not greater than $60.00 nor less than $54.00 per share (the “tender offer”).

You are receiving this notice because you are a participant in the Retirement Plan and, as such, you may hold shares of Amgen common stock in the Amgen Common Stock Fund investment option offered under the Retirement Plan. If you are interested in tendering any of your shares of Amgen common stock held in the Retirement Plan, this document will provide you with information about how to do that. Note that if you wish to tender shares of Amgen common stock held in the Retirement Plan, you must follow the directions in this notice. You may also hold shares of Amgen common stock in your Merrill Lynch LIIA as a result of long-term equity grants or with Computershare as a result of participating in the Amgen Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”) up to and including the purchase period that ended June 15, 2011. If you are interested in tendering any of your shares of Amgen common stock in your Merrill Lynch LIIA or with Computershare, this document will provide you with some information about how to do that as well. However, please note that Merrill Lynch and Computershare will each send you a separate mailing regarding tendering these shares.

Please review this notice carefully and take note of key deadlines and actions you must take if you desire to tender your shares of Amgen common stock. Note that if you are a participant in the AML Plan, you are receiving an additional notice in the form attached to this notice.

You should carefully review the enclosed tender offer information sent to you in the document titled “Offer to Purchase” for full details about how the tender offer works. You may obtain a free copy of the tender offer documents that will be filed by Amgen with the Securities and Exchange Commission (“SEC”) from the SEC’s website at www.sec.gov or from Amgen’s website at www.amgen.com, or by calling Georgeson Inc., the information agent for the tender offer, at (877) 278-9672 (toll free).

Separate from this mailing, you may also receive information about tendering shares of Amgen common stock that you hold at Computershare (which administers Amgen’s ESPP), Merrill Lynch (with respect to shares of Amgen common stock held in your Merrill Lynch LIIA) , or other brokers or financial institutions, as applicable.

How to Tender Shares Held in the Retirement Plan, Your Merrill Lynch LIIA, or with Computershare

Where Shares of Amgen Common Stock are Held and Special Information	To Tender Shares of Amgen Common Stock (or revise or cancel an existing election)

Retirement Plan

You may tender shares held in the Amgen Common Stock Fund within the Retirement Plan. You may tender any shares of Amgen common stock that you hold in the Amgen Common Stock Fund in the Retirement Plan even if the shares are deposited in your Retirement Plan account after the commencement of the tender offer. Any proceeds that you receive as a result of your tender offer being accepted will be deposited in your Retirement Plan account in the Capital Preservation asset class investment option. After that deposit, you can transfer your proceeds to any other investment option in the Retirement Plan by accessing your account on Benefits OnLine or contacting the Amgen Benefits Center. If your offer to tender shares is accepted, you will receive a confirmation from Merrill Lynch following the completion of the tender offer.

See the section of this notice entitled “Important Notice Concerning Your Rights Under the Amgen Retirement and Savings Plan and the Retirement and Savings Plan for Amgen Manufacturing, Limited” for information about restrictions on shares held in the Amgen Common Stock Fund within in the Retirement Plan that you offer for tender.

Note that you can tender shares that you hold in the Retirement Plan by telephone only. If you would like to tender these shares, you must call the Amgen Benefits Center as described below. You may not tender online, via mail or fax. If you do not call, your shares of Amgen common stock in the Retirement Plan will not be tendered.

You may offer to tender shares or revise or cancel your existing election to tender shares in the Retirement Plan any time up to 3 p.m. Eastern Time on December 6, 2011. No tender orders or cancellations can be accepted after this time.

Contact the Amgen Benefits Center at the following telephone numbers:

•        From the U.S., Puerto Rico and Canada, dial 800-97AMGEN ((800) 972-6436).

•        From all other countries, dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for your call.

Representatives are available 24 hours a day, seven days a week, and can bring a translator on the line, as needed. When you call, please have the following information available:

•     U.S. Social Security number or staff ID number.

•     The number of shares of Amgen common stock that you want to tender and where the shares are held (i.e., the 401(k) Plan, the AML Retirement Plan or your Merrill Lynch LIIA).

•     The price at which you are willing to tender your shares of Amgen common stock: not greater than $60.00 nor less than $54.00 per share.

Merrill Lynch LIIA

You may tender shares of Amgen common stock held in your Merrill Lynch LIIA, such as shares that you acquired as a result of stock options you exercised, vested restricted stock units, earned performance units that have been paid out, or shares of Amgen common stock that you transferred from another account. If you have unexercised stock options, you must first exercise them before you can tender the shares that result from the exercise. If your offer to tender shares is accepted, you can view the results in your online Merrill Lynch LIIA, which you can access through Benefits OnLine following the completion of the tender offer.

Merrill Lynch will mail to your address on record an information packet that will include instructions for tendering shares of Amgen common stock held through your Merrill Lynch LIIA. These instructions will inform you how to tender by mail, facsimile or telephone.

If you choose to tender shares in your Merrill Lynch LIIA by telephone through the Amgen Benefits Center, you should call:

•        From the U.S., Puerto Rico and Canada, dial 800-97AMGEN ((800) 972-6436).

•        From all other countries, dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for your call.

Representatives are available 24 hours a day, seven days a week, and can bring a translator on the line, as needed. When you call, please have the following information available:

•     U.S. Social Security number (or for International Staff, your nine digit account number or staff ID number).

•     The number of shares of Amgen common stock that you want to tender and where the shares are held (i.e., the 401(k) Plan, the AML Retirement Plan or your Merrill Lynch LIIA).

•     The price at which you are willing to tender your shares of Amgen common stock: not greater than $60.00 nor less than $54.00 per share.

If you choose to use the Amgen Benefit Center, you may offer to tender shares or revise or cancel your existing election to tender shares in the LIIA any time up to 3 p.m. Eastern Time on December 6, 2011. No tender orders or cancellations can be accepted by the Amgen Benefits Center after this time.

If you choose to tender through any other method, please refer to the mailing from Merrill Lynch for the procedures and deadlines for other methods of tendering.

Where Shares of Amgen Common Stock are Held and Special Information	To Tender Shares of Amgen Common Stock (or revise or cancel an existing election)

ESPP

You may tender shares of Amgen common stock held at Computershare that you purchased through the ESPP up to and including the purchase period that ended June 15, 2011. If your offer to tender shares is accepted, you can view the results on Benefits OnLine following the completion of the tender offer.

Computershare will mail to your address on record an information packet, which will include instructions for tendering shares of Amgen common stock held at Computershare.

Do not call the Amgen Benefits Center to tender these shares. The Amgen Benefits Center cannot take instructions for tendering these shares.

Important Notice Concerning Your Rights Under the Amgen Retirement and Savings Plan and the Retirement and Savings Plan for Amgen Manufacturing, Limited

This notice is to inform you that as a result of the modified Dutch auction tender offer announced by Amgen on November 7, 2011, if you tender shares of Amgen common stock that you hold in the Amgen Common Stock Fund in the Amgen Retirement and Savings Plan or the Retirement and Savings Plan for Amgen Manufacturing, Limited you will temporarily be unable to take any other action on the shares that you have elected to tender, including, but not limited to, selling the shares, directing or diversifying your Amgen common stock holdings, taking a distribution of the shares, or taking a loan against the shares.

This period, during which you will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” The blackout period begins on the date your election to tender shares that you hold in the Amgen Retirement and Savings Plan or the Retirement and Savings Plan for Amgen Manufacturing, Limited becomes irrevocable, which will occur at 3 p.m. Eastern Time on December 6, 2011 and ends upon the completion of the tender offer, which is anticipated to occur on or about December 15, 2011. You can determine whether the blackout period has started or ended by calling the Amgen Benefits Center at:

•	From the U.S., Puerto Rico and Canada, dial 800-97AMGEN ((800) 972-6436).

•	From all other countries, dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for your call.

Any proceeds that you receive from your tender offer will be deposited in the Capital Preservation asset class investment option. After that deposit, you can transfer your proceeds to any other investment option in the Amgen Retirement and Savings Plan or the Retirement and Savings Plan for Amgen Manufacturing, Limited by accessing your account on Benefits OnLine or contacting the Amgen Benefits Center. If any of the shares you tender are not purchased by Amgen, they will remain in your account and the restrictions described here will be removed when Amgen terminates or completes the tender offer.

It is very important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify Amgen common stock that you tender during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and you would not be able to direct the sale of such stocks from your account during the blackout period.

Please note that federal law generally requires that you be furnished notice of a blackout period at least 30 days in advance of the last date on which you could exercise your affected rights immediately before the commencement of any blackout period in order to provide you with sufficient time to consider the effect of the blackout period on your retirement and financial plans. Because of the nature of the tender offer and the inability of the company to announce it in advance, you are not being provided a full 30 days. If you have any questions concerning this notice, you should contact Amgen Benefits Center as described above.

If the terms of this memorandum conflict with the Offer to Purchase, the Offer to Purchase shall control. Amgen’s board of directors has authorized Amgen to make the tender offer. However, neither Amgen, nor any member of its board of directors, the Dealer Managers, the Information Agent or the Depositary (as those terms are defined in the Offer to Purchase) makes any recommendation to stockholders as to whether they should tender or refrain from tendering their shares of Amgen common stock or as to the purchase price or purchase prices at which any stockholder may choose to tender shares of Amgen common stock. Neither Amgen, any member of its board of directors, the Dealer Managers, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the tender offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender shares of Amgen common stock and, if so, how many shares of Amgen common stock to tender and the purchase price or purchase prices at which to tender.

Form of Statement Regarding Holdings of Amgen Common Stock with the Amgen Retirement and Savings Plan for Amgen Manufacturing, Limited

SLIP SHEET DRAFT

To be seen through envelope window:
[FIRST NAME] [LAST NAME] [ADDRESS 1] [ADDRESS 2] [CITY], [STATE] [ZIP]

Your Holdings of Amgen Common Stock within the Retirement and Savings Plan for Amgen Manufacturing, Limited

As of November 1, 2011, you held [XX] shares of Amgen common stock in the Amgen Common Stock Fund in the Retirement and Savings Plan for Amgen Manufacturing, Limited. You may also hold Amgen common stock in other accounts, such as a Merrill Lynch Limited Individual Investor Account (“LIIA”) or in brokerage accounts unrelated to Amgen benefit plans.

Please keep this information for reference as you consider whether to participate in the modified Dutch auction tender offer described in this packet (the “tender offer”). Please also read the enclosed notice to “Participants in the Amgen Retirement and Savings Plan (the “401(k) Plan”) and the Retirement and Savings Plan for Amgen Manufacturing, Limited (the “AML Plan” and collectively with the 401(k) Plan, the “Retirement Plan”) for important information about the tender offer.

For more up-to-date information about your Amgen common stock holdings in the Retirement and Savings Plan for Amgen Manufacturing, Limited, access your account at www.benefits.ml.com or contact the Amgen Benefits Center as follows:

•	From the U.S., Puerto Rico and Canada, dial 800-97AMGEN ((800) 972-6436).

•	From all other countries, dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for your call.

El memorando a los participantes de ciertos planes de beneficios a empleados de Amgen será traducido al español y posteado en MyAmgen la semana próxima.

The Memorandum to Participants in Certain Amgen Benefit Plans will be translated into Spanish and posted on MyAmgen within the next week.

Questions and Answers to be used at Amgen Inc. and Merrill Lynch to answer staff questions

Tender Offer Questions and Answers

Below are questions and answers for Amgen staff members to provide further explanation regarding the offer by Amgen Inc. (“Amgen”) to purchase up to $5 billion of its common stock via a modified Dutch auction tender offer (“tender offer”). Amgen’s tender offer was launched on November 8, 2011 and is scheduled to expire on December 7, 2011 (although a deadline of December 6, 2011 applies for Amgen common stock held in certain accounts, as discussed below). Amgen staff members should refer to the tender offer information in the document titled “Offer to Purchase” described in Question 1 below for full details about how the tender offer works.

1) Where can a staff member find a copy of the Offer to Purchase?

A copy of the Offer to Purchase documents may be found on My Amgen in the “Announcements” section under the “Career, Pay and Benefits” tab. Stockholders may also obtain a free copy of the tender offer documents (including the Offer to Purchase) that will be filed by Amgen with the Securities and Exchange Commission (“SEC”) from the SEC’s website at www.sec.gov, from Amgen’s website at www.amgen.com, or by calling Georgeson Inc., the information agent for the tender offer, at (877) 278-9672 (toll free).

2) What is a tender offer?

A tender offer is a way for a company to buy back shares of stock that it had previously issued. There are various forms of tender offers. There are four basic steps in our tender offer, which is known as modified Dutch auction tender offer.

1.	Amgen sets a range at which it is willing to purchase shares. For this offer, Amgen wants to repurchase up to $5 billion of shares of Amgen common stock between a minimum price of $54.00 and a maximum price of $60.00 per share. At the end of the auction process, Amgen will pay the same price for all the shares that it purchases.

2.	Stockholders must follow the instructions contained in the Offer to Purchase to tender their shares. Special instructions will apply to Amgen staff members who hold shares of Amgen common stock through the Amgen Common Stock Fund in the Amgen Retirement and Savings Plan (the “401(k) Plan”) or in the Retirement and Savings Plan for Amgen Manufacturing, Limited (the “AML Plan”). A letter was sent to participants in these plans describing how to tender shares of Amgen common stock held through these plans. This letter also provides information about how to tender shares of Amgen common stock held in a Merrill Lynch Limited Individual Investor Account (“LIIA”), which is the brokerage account for Amgen long-term equity grants, or held with Computershare, the administrator of the Amgen Inc. Amended and Restated Employee Stock Purchase Plan (the “ESPP”).

3.	To tender shares, a stockholder chooses a price within the range of $54.00 and $60.00 per share at which they are willing to sell all or some of their shares. Or, they may choose to sell all or some of their shares without setting a price. By not specifying a price, a stockholder is agreeing to sell at the Amgen-chosen price, increasing the likelihood that those shares will be repurchased.

4.	Next, Amgen determines the price within this range at which it will purchase shares. This will be the lowest price within this range at which Amgen can purchase up to $5 billion of Amgen common stock.

3) What does Amgen or the Board of Directors think of the offer?

Neither Amgen, nor any member of its Board of Directors is making any recommendation to any stockholders, including current and former staff members that hold our shares, as to whether they should tender or refrain from tendering their shares or as to the purchase price or purchase prices at which to tender their shares. The decision to tender or to refrain from tendering shares should be made after carefully reviewing the Offer to Purchase, and staff members should discuss whether to tender or refrain from tending with their broker or other financial or tax advisors.

4) May staff members participate in the tender offer?

All staff members who are stockholders may participate in the tender offer. How staff members tender their shares of Amgen common stock depends on where their shares are held. Staff members may have shares of Amgen common stock in their Merrill Lynch LIIA, in the Amgen Common Stock Fund of the 401(k) Plan or AML Plan, at Computershare (as a result of participation in the ESPP up to and including the purchase period that ended on June 15, 2011), or with another broker or financial institution.

5) What is a Merrill Lynch LIIA?

A Merrill Lynch LIIA is a brokerage account at Merrill Lynch in which staff members can hold shares of Amgen common stock acquired through the exercise of vested Amgen stock options, the vesting of Amgen restricted stock units (“RSUs”), the payment of earned Amgen performance units, as well as any other shares of Amgen common stock that a staff member may have transferred to this account.

6) What do staff members who hold shares in the Amgen Common Stock Fund of the 401(k) Plan or the AML Plan do if they want to tender these shares?

Staff members who hold shares in the Amgen Common Stock Fund of the 401(k) Plan or the AML Plan must contact Merrill Lynch by 3 p.m. Eastern Time on December 6, 2011 to participate. No tender requests will be accepted for these plans after this time.

The telephone numbers that staff members should use are the following:

•	From the U.S., Puerto Rico and Canada, staff members should dial 800-97AMGEN ((800) 972-6436).

•	From all other countries, staff members should dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for the call.

Additional information for staff members holding shares in the Amgen Common Stock Fund of the 401(k) Plan or the AML Plan can be found on My Amgen in the “Announcements” section under the “Career, Pay and Benefits” tab.

7) What do staff members who hold shares of Amgen common stock in their Merrill Lynch LIIA do if they want to tender these shares?

Merrill Lynch will send a mailing to the homes of Merrill Lynch LIIA holders containing the Offer to Purchase document and instructions for how to participate in the tender offer.

For their convenience, Merrill Lynch LIIA holders can tender their shares by calling the Amgen Benefits Center

•	From the U.S., Puerto Rico and Canada, dial 800-97AMGEN (800) 972-6436.

•	From all other countries, dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for the call.

If a Merrill Lynch LIIA holder chooses to use the Amgen Benefits Center, the Merrill Lynch LIIA holder may offer to tender shares or revise or cancel an existing election to tender shares in the Merrill Lynch LIIA any time up to 3 p.m. Eastern Time on December 6, 2011. No tender orders or cancellations can be accepted by the Amgen Benefits Center after this time. However, if a Merrill Lynch LIIA holder chooses to tender by mail or facsimile, the mailing from Merrill Lynch should be consulted for the deadline for these methods of tendering.

Additional information for staff members with a Merrill Lynch LIIA can be found on My Amgen in the “Announcements” section under the “Career, Pay and Benefits” tab.

8) What do staff members who received shares of Amgen common stock through the ESPP that are held by Computershare do if they wish to participate in the tender offer?

A staff member who holds shares of Amgen common stock purchased through the ESPP up to and including the purchase period that ended on June 15, 2011 and held by Computershare will follow the general procedures for participating in the tender offer described in the Offer to Purchase document mailed to their home by Computershare.

9) How does a staff member tender shares that are not held in a Merrill Lynch LIIA, the 401(k) Plan, the AML Plan or with Computershare?

If a staff member holds shares in an account outside of a Merrill Lynch LIIA, the 401(k) Plan, the AML Plan or with Computershare, they will receive documentation from the brokerage company that holds such shares with instructions on how to participate in the tender offer.

10) May staff members exercise their vested stock options to participate in the tender offer?

Yes. Staff members may exercise vested options and tender the resulting shares of Amgen common stock in the tender offer, as long as the shares are received in sufficient time before the scheduled expiration of the offer. If a staff member chooses to exercise options to participate in the tender offer, there can be no assurance that any such acquired shares tendered will be accepted by Amgen and purchased for cash. Option exercises may not be rescinded. Accordingly, if a staff member exercises options to acquire shares and those shares are not purchased in the tender offer, the staff member will remain an Amgen stockholder. If the shares issued upon exercise of a stock option are held in a Merrill Lynch LIIA, the staff member will need to follow the special procedures established for such accounts, which are described in Question 7 above.

11) May staff members tender unvested RSUs or unearned performance units in the tender offer?

No. Only shares of Amgen common stock may be tendered. Therefore, only shares that have been acquired through the vesting of RSUs or the payment of earned performance units may be tendered. If such shares are held in a Merrill Lynch LIIA, the staff member will need to follow the special procedures established for such accounts, which are described in Question 7 above.

12) Why wouldn’t staff members just offer to tender shares of Amgen common stock at the highest price in the range?

The purchase price selected by Amgen may not be the highest price in the range. If the purchase price selected by Amgen is in the middle or on the low end of the range, all stockholders who chose to tender their shares at higher prices will not have their shares repurchased by Amgen.

13) How does Amgen decide the price?

Amgen will select the lowest purchase price within the range of $54.00 and $60.00 per share that will allow it to purchase $5 billion of Amgen common stock. If $5 billion of Amgen common stock is not tendered, Amgen will select the price that will allow it to buy all the shares validly tendered and not withdrawn.

14) When will I know at what price Amgen has decided to buy back the shares of Amgen common stock?

Promptly after the scheduled expiration of the tender offer, Amgen will publicly announce the price at which it will repurchase shares of Amgen common stock. That information will be announced publically, as well as internally to staff members.

15) If my shares of Amgen common stock are bought by Amgen, what happens next?

Stockholders who tender shares of Amgen common stock held in their LIIA, such as shares acquired as a result of stock options which have been exercised, the vesting of RSUs, earned performance units that have been paid out, or shares of Amgen common stock that were transferred from another account, can see if their offer to tender shares has been accepted by viewing the results in their online Merrill Lynch LIIA, which can be accessed through Benefits OnLine following the completion of the tender offer.

Stockholders who tender shares of Amgen common stock held in the 401(k) Plan or the AML Plan can see if their offer to tender shares has been accepted by viewing the results on Benefits OnLine following the completion of the tender offer. In addition, if their offer to tender has been accepted, a Merrill Lynch transaction confirmation will be sent to the stockholder. Any proceeds that a stockholder who tenders shares of Amgen common stock held in the 401(k) Plan or the AML Plan receives from the acceptance of their tender offer will be deposited in the Capital Preservation asset class investment option of the 401(k) Plan or AML Plan. After that deposit, 401(k) Plan and AML Plan participants can transfer such proceeds to any other investment option in their respective plans by accessing their account on Benefits OnLine or contacting the Amgen Benefits Center. Stockholders who tender shares of Amgen common stock held in the 401(k) Plan or the AML Plan cannot receive proceeds from the tender offer in cash.

For all other stockholders, including those who hold shares of Amgen common stock at Computershare, Amgen will pay any proceeds from the acceptance of a tender offer promptly after the expiration of the tender offer. These stockholders should contact their broker to determine the results of their participation in the tender offer.

16) If my Amgen equity awards are not vested yet (e.g., unvested stock options or RSUs, or unearned performance units), am I eligible to participate in the tender offer?

No. Amgen is only offering to repurchase outstanding shares of Amgen common stock. Unvested stock option or RSUs awards and unearned performance units are not eligible to be tendered in the offer.

17) What if I don’t own any Amgen common stock today? Can I buy some now, so that I can tender such shares before the deadline is up?

Individuals can buy shares now and participate in the tender offer, but there is no guarantee that the shares purchased will be repurchased by Amgen in the tender offer. Or, if such shares are repurchased, there is no guarantee that the purchase price selected by Amgen will exceed the price paid to purchase such shares.

18) Why was I sent multiple versions of the tender offer documents?

The trustees of the 401(k) Plan and AML Plan, Merrill Lynch, Computershare and any other institution or broker with whom an individual holds shares of Amgen common stock are each required to provide a copy of the Offer to Purchase document to stockholders. If a stockholder is interested in tendering shares of Amgen common stock, it is important to read carefully the package provided by the plan, broker or institution that holds the shares and to follow the instruction for tendering stated in the package.

19) Can you please explain the “blackout period” referenced in the memo to Amgen benefit plan participants?

If a participant in the 401(k) Plan or the AML Plan tenders shares of Amgen common stock that the participant holds in the plan’s Amgen Common Stock Fund, the participant will temporarily be unable to take any other action on these shares, including, but not limited to, selling the shares, directing or diversifying Amgen common stock holdings, taking a distribution of the shares, or taking a loan against the shares.

This period, during which a participant will be unable to exercise these rights otherwise available under the plan, is called a “blackout period.” Note that the blackout applies only to the shares of Amgen common stock in the 401(k) Plan and the AML Plan that the participant elects to tender. The blackout period begins on the date that the participant’s tender of shares in one of these plans becomes irrevocable, which is December 6, 2011 at 3 p.m. Eastern Time, and ends when Amgen completes the tender offer, which is anticipated to occur on or about December 15, 2011. A participant can determine whether the blackout period has started or ended by calling the Amgen Benefits Center at:

•	From the U.S., Puerto Rico and Canada, dial 800-97AMGEN ((800) 972-6436).

•	From all other countries, dial direct by calling +1 (609) 818-8910 and Merrill Lynch will accept the charges for your call.

If any of the shares tendered by a participant are not purchased by Amgen, they will remain in the Amgen Common Stock Fund in the participant’s 401(k) Plan or the AML Plan account and the restrictions described here will be removed when Amgen terminates or completes the tender offer.

Participants should be aware that there is a risk to holding substantial portions of their assets in the securities of any one company, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Stocks that have wide price swings might have a large loss during the blackout period, and participants would not be able to direct the sale of such stocks from their accounts during the blackout period.